CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per unit	price	registration fee(1)

5.125% Senior Notes due 2019	$750,000,000	100%	$750,000,000	$29,475.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132716
PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED MARCH 24, 2006

$750,000,000

Bottling Group, LLC

5.125% Senior Notes due 2019

We will pay interest on the 5.125% senior notes due 2019 (the “notes”) each July 15 and January 15. The first interest payment will be made on July 15, 2009. We may redeem the notes, in whole at any time or in part from time to time, at the redemption price set forth in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured obligations and senior to any of our future subordinated obligations.

The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5.

			Proceeds Before
	Public Offering	Underwriting	Expenses to
	Price(1)	Discount(2)	Bottling Group, LLC

Per note	99.399%	0.65%	98.749%
Total	$745,492,500	$4,875,000	$740,617,500

(1)	Plus accrued interest, if any, from January 20, 2009, if settlement occurs after that date.
(2)	Before reimbursement of $750,000 of expenses in connection with this offering, which the underwriters have agreed to make to Bottling Group, LLC. See “Underwriting” beginning on page S-29.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on January 20, 2009.

Joint Book-Running Managers

Credit Suisse	Morgan Stanley

Banc of America Securities LLC	Citi

Co-Managers

Deutsche Bank Securities
HSBC
J.P. Morgan
The Williams Capital Group, L.P.

The date of this prospectus supplement is January 14, 2009.

Prospectus Supplement

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on their respective front covers. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that we have filed with the SEC and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the notes that may be offered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2007

•	Quarterly Report on Form 10-Q for the quarterly period ended September 6, 2008

•	Quarterly Report on Form 10-Q for the quarterly period ended June 14, 2008

•	Quarterly Report on Form 10-Q for the quarterly period ended March 22, 2008

•	Current Report on Form 8-K, filed October 24, 2008

S-ii

•	Current Report on Form 8-K, filed November 18, 2008 by The Pepsi Bottling Group, Inc., or PBG (except for the information furnished pursuant to Item 7.01 of Form 8-K and the furnished exhibit relating to that information)

•	Current Report on Form 8-K, filed May 29, 2008 by PBG

•	Current Report on Form 8-K, filed March 27, 2008 by PBG

You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

Bottling Group, LLC
One Pepsi Way
Somers, New York 10589
Attention: Investor Relations
Telephone: (914) 767-6000

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal document.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained or incorporated by reference in this prospectus supplement is based on internal surveys, market research, independent industry publications or other publicly available information. Although we believe that the independent sources used by us are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. Similarly, we believe our internal research is reliable, but such research has not been verified by any independent sources.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot give any assurance that our expectations will prove to have been correct. Forward-looking statements inherently involve risks and uncertainties, and investors must recognize that events could turn out to be significantly different from our expectations. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in, or are incorporated by reference in, this prospectus supplement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances, except as may be required by applicable law. Among the events and uncertainties that could adversely affect future periods are:

•	changes in our relationship with PepsiCo, Inc., or PepsiCo;

•	PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG and us, representation on PBG’s Board and approval rights under our Master Bottling Agreement;

S-iii

•	material changes in expected levels of bottler incentive payments from PepsiCo;

•	restrictions imposed by PepsiCo on our raw material suppliers that could increase our costs;

•	material changes from expectations in the cost or availability of raw materials, ingredients or packaging materials;

•	limitations on the availability of water or obtaining water rights;

•	an inability to achieve cost savings;

•	material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures;

•	decreased demand for our product resulting from changes in consumers’ preferences;

•	an inability to achieve volume growth through product and packaging initiatives;

•	impact of competitive activities on our business;

•	impact of customer consolidations on our business;

•	changes in product category consumption;

•	unfavorable weather conditions in our markets;

•	an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories;

•	loss of business from a significant customer;

•	loss of key members of management;

•	failure or inability to comply with laws and regulations;

•	changes in laws, regulations and industry guidelines governing the manufacture and sale of food and beverages, including restrictions on the sale of carbonated soft drinks in schools;

•	litigation, other claims and negative publicity relating to alleged unhealthy properties of soft drinks;

•	changes in laws and regulations governing the environment, transportation, employee safety, labor and government contracts;

•	changes in accounting standards and taxation requirements (including unfavorable outcomes from audits performed by various tax authorities);

•	an increase in costs of pension, medical and other employee benefit costs;

•	unforeseen social, economic and political changes;

•	an increase in financing costs or limitations on our ability to obtain credit;

•	possible recalls of our products;

•	interruptions of operations due to labor disagreements;

•	limitations on our ability to invest in our business as a result of our repayment obligations under our existing indebtedness;

•	changes in our debt ratings;

•	material changes in expected interest and currency exchange rates;

•	unfavorable market performance of assets in PBG-sponsored pension plans or material changes in key assumptions used to calculate the liability of PBG-sponsored pension plans such as discount rate; and

•	an inability to achieve strategic business plan targets that could result in a non-cash intangible asset impairment charge.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into the prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related notes, before making an investment decision. In this prospectus supplement, except as otherwise indicated herein, references to “Bottling LLC,” “the Company,” “we,” “us,” or “our” refer to Bottling Group, LLC, the issuer of the notes, and “PBG” refers to The Pepsi Bottling Group, Inc.

Bottling Group, LLC

Bottling LLC is the principal operating subsidiary of PBG, and consists of substantially all of the operations and assets of PBG. We are the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. We have the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 states and the District of Columbia in the United States, nine Canadian provinces, Europe (which includes Spain, Greece, Russia and Turkey) and 23 states in Mexico. In 2007, approximately 76% of our net revenues were generated in the U.S. and Canada, 14% of our net revenues were generated in Europe and the remaining 10% of our net revenues were generated in Mexico. No individual customer accounted for 10% or more of our total revenues in 2007, although sales to Wal-Mart Stores, Inc. and its affiliated companies were 9.7% of our revenues in 2007, primarily as a result of transactions in the U.S. and Canada segment. For the 36 weeks ended September 6, 2008, approximately 74% of our net revenues were generated in the U.S. and Canada, 16% of our net revenues were generated in Europe and the remaining 10% of our net revenues were generated in Mexico.

Our portfolio of beverage products includes some of the best recognized trademarks in the world and includes PEPSI, DIET PEPSI, MOUNTAIN DEW, AQUAFINA, LIPTON, SIERRA MIST, DIET MOUNTAIN DEW, TROPICANA JUICE DRINKS, SOBE, and STARBUCKS FRAPPUCCINO®. In addition to the foregoing, the beverages we sell outside the United States include 7UP, KAS, AQUA MINERALE, MIRINDA and MANZANITA SOL. In some of our territories, we have the right to manufacture, sell and distribute soft drink products of companies other than PepsiCo, including DR PEPPER, CRUSH and SQUIRT. We also have the right in some of our territories to manufacture, sell and distribute beverages under trademarks that we own, including ELECTROPURA, E-PURAmr and GARCI CRESPO.

We and PBG were formed by PepsiCo to effect the separation in 1999 of most of PepsiCo’s company-owned bottling business from its brand ownership. PBG became a publicly traded company on March 31, 1999. As of September 6, 2008, PepsiCo owned approximately 33.5% of PBG’s outstanding common stock and 100% of PBG’s outstanding Class B common stock, together representing approximately 40.5% of the combined voting power of PBG’s voting stock (with the balance owned by the public). In conjunction with PBG’s initial public offering and other subsequent transactions, PBG and PepsiCo contributed bottling businesses and assets used in the bottling business to us.

As a result of the contribution of assets and other subsequent transactions, as of September 6, 2008, PBG owns 93.4% of our membership interests, and PepsiCo owns the remaining 6.6% of our membership interests. Set forth below is a diagram showing this relationship.

Recent Developments

2014 Notes

On October 24, 2008, we completed the public offering of $1.3 billion aggregate principal amount of Senior Notes due 2014 (the “2014 Notes”). The 2014 Notes bear interest at a rate equal to 6.95% per year and will mature on March 15, 2014. After we deposit sufficient funds with the notes trustee of our Senior Notes due 2009 (the “2009 Notes”) to repay our 2009 Notes at maturity (as described in “Use of Proceeds”), the 2014 Notes will be guaranteed by PepsiCo. The 2014 Notes rank on an equal basis with all of our other existing and future senior unsecured indebtedness and senior to all of our future subordinated indebtedness.

Restructuring Program

On November 18, 2008, PBG announced a multiyear restructuring program designed to enhance the company’s operating capabilities. The restructuring program is expected to result in cumulative pre-tax charges totaling $140 million to $170 million and annual pre-tax savings of $150 million to $160 million. PBG also announced a pre-tax impairment charge of $412 million related primarily to its business in Mexico.

2008 Guidance

On November 18, 2008, PBG updated its earnings per share guidance for 2008. The revised guidance was due primarily to recent economic events, namely the weakening of foreign currencies and a higher than expected interest cost on our recent issuance of the 2014 Notes.

Acquisition of Lane Affiliated Companies

On December 8, 2008, PBG announced that it completed the acquisition of Lane Affiliated Companies, Inc. Lane Affiliated Companies, Inc. is the eighth largest Pepsi bottler in the United States, serving portions of Colorado, Arizona and New Mexico.

Our principal executive offices are located at One Pepsi Way, Somers, New York 10589. Our telephone number at that location is (914) 767-6000.

The Offering

The summary below describes the principal terms and conditions of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer of the Notes	Bottling Group, LLC

Securities Offered	$750,000,000 aggregate principal amount of 5.125% senior notes due 2019.

Maturity Date	January 15, 2019.

Interest Payment Dates	July 15 and January 15 beginning on July 15, 2009. Interest will accrue from the issue date of the notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of

• 100% of the principal amount of the notes being redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate (as defined under “Description of the Notes — Optional Redemption”), plus 45 basis points;

plus accrued and unpaid interest on the notes being redeemed to the redemption date.

Ranking of the Notes	The notes are our general unsecured obligations and will rank on an equal basis with all of our other existing and future senior unsecured indebtedness and senior to all of our future subordinated indebtedness.

Certain Covenants	The indenture relating to the notes limits, among other things, our ability and the ability of our restricted subsidiaries to create or assume liens, enter into sale and leaseback transactions, engage in mergers or consolidations and transfer or lease all or substantially all of our assets. We refer you to “Description of the Notes — Certain Covenants.”

Use of Proceeds	We intend to use a portion of the net proceeds of this offering, together with a portion of the proceeds from our offering of the 2014 Notes, to repay our 2009 Notes at their maturity on February 17, 2009. Our 2009 Notes bear interest at a rate of 5.63%. Pending such application, we intend to invest such net proceeds in short-term instruments with a minimum rating of A1 or P1 and an original maturity of one month or less. The excess proceeds of this offering will be used for general corporate purposes.

Further Issuances	We may create and issue additional notes ranking equally with the notes (other than the payment of interest accruing prior to the issue date of such additional notes or except for the first payment of interest following the issue date of such additional notes). Such notes may be consolidated and form a single series with the notes.

Ratio of Earnings to Fixed Charges
Bottling Group, LLC

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated. For this purpose, earnings are before taxes and minority interest plus fixed charges and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense and one-third of net rent, which is the portion of the rent deemed representative of the interest factor.

36 Weeks Ended
September 6,	September 8,
2008	2007

5.77	5.47

RISK FACTORS

An investment in the notes involves risks. Before purchasing the notes, you should carefully consider the following risk factors as well as other information included or incorporated by reference in this prospectus supplement.

Risks Relating to Our Business

We may not be able to respond successfully to consumer trends related to carbonated and non-carbonated beverages.

Consumer trends with respect to the products we sell are subject to change. Consumers are seeking increased variety in their beverages, and there is a growing interest among the public regarding the ingredients in our products, the attributes of those ingredients and health and wellness issues generally. This interest has resulted in a decline in consumer demand for full-calorie carbonated soft drinks and an increase in consumer demand for products associated with health and wellness, such as water, enhanced water, teas, reduced calorie carbonated soft drinks and certain other non-carbonated beverages. Consumer preferences may change due to a variety of other factors, including the aging of the general population, changes in social trends, the real or perceived impact the manufacturing of our products has on the environment, changes in consumer demographics, changes in travel, vacation or leisure activity patterns or a downturn in economic conditions. Any of these changes may reduce consumers’ demand for our products.

Because we rely mainly on PepsiCo to provide us with the products that we sell, if PepsiCo fails to develop innovative products that respond to these and other consumer trends, we could be put at a competitive disadvantage in the marketplace and our business and financial results could be adversely affected. In addition, PepsiCo is under no obligation to provide us distribution rights to all of its products in all of the channels in which we operate. If we are unable to enter into agreements with PepsiCo to distribute innovative products in all of these channels or otherwise gain broad access to products that respond to consumer trends, we could be put at a competitive disadvantage in the marketplace and our business and financial results could be adversely affected.

We may not be able to compete successfully within the highly competitive carbonated and non-carbonated beverage markets.

The carbonated and non-carbonated beverage markets are highly competitive. Competitive pressures in our markets could cause us to reduce prices or forego price increases required to off-set increased costs of raw materials and fuel, increase capital and other expenditures, or lose market share, any of which could have a material adverse effect on our business and financial results.

We may not be able to respond successfully to the demands of our largest customers.

Our retail customers are consolidating, leaving fewer customers with greater overall purchasing power and, consequently, greater influence over our pricing, promotions and distribution methods. Because we do not operate in all markets in which these customers operate, we must rely on PepsiCo and other PepsiCo bottlers to service such customers outside of our markets. The inability of PepsiCo or PepsiCo bottlers as a whole to meet the product, packaging and service demands of our largest customers could lead to a loss or decrease in business from such customers and have a material adverse effect on our business and financial results.

Because we depend upon PepsiCo to provide us with concentrate, certain funding and various services, changes in our relationship with PepsiCo could adversely affect our business and financial results.

We conduct our business primarily under beverage agreements with PepsiCo. If our beverage agreements with PepsiCo are terminated for any reason, it would have a material adverse effect on our business and financial results. These agreements provide that we must purchase all of the concentrate for such beverages at prices and on other terms which are set by PepsiCo in its sole discretion. Any significant concentrate price increases could materially affect our business and financial results.

PepsiCo has also traditionally provided bottler incentives and funding to its bottling operations. PepsiCo does not have to maintain or continue these incentives or funding. Termination or decreases in bottler incentives or funding levels could materially affect our business and financial results.

Under our shared services agreement, we obtain various services from PepsiCo, including procurement of raw materials and certain administrative services. If any of the services under the shared services agreement were terminated, we would have to obtain such services on our own. This could result in a disruption of such services, and we might not be able to obtain these services on terms, including cost, that are as favorable as those we receive through PepsiCo.

Our business requires a significant supply of raw materials and energy, the limited availability or increased costs of which could adversely affect our business and financial results.

The production and distribution of our beverage products is highly dependent on certain ingredients, packaging materials, other raw materials, and energy. To produce our products, we require significant amounts of ingredients, such as beverage concentrate and high fructose corn syrup, as well as access to significant amounts of water. We also require significant amounts of packaging materials, such as aluminum and plastic bottle components, such as resin (a petroleum-based product). In addition, we use a significant amount of electricity, natural gas, motor fuel and other energy sources to operate our fleet of trucks and our bottling plants.

If suppliers of our ingredients, packaging materials, other raw materials or energy are impacted by an increased demand for their products, weather conditions, natural disasters, governmental regulation, terrorism, strikes or other events, and we are not able to effectively obtain the products from another supplier, we could incur an interruption in the supply of such products or increased costs of such products. Any sustained interruption in the supply of our ingredients, packaging materials, other raw materials or energy could have a material adverse effect on our business and financial results.

If there is a significant increase in the costs of such products and we are unable to pass the increased costs on to our customers in the form of higher prices, there could be a material adverse effect on our business and financial results.

PepsiCo’s equity ownership of PBG could affect matters concerning us.

As of September 6, 2008, PepsiCo owned approximately 40.5% of the combined voting power of PBG’s voting stock (with the balance owned by the public). PepsiCo will be able to significantly affect the outcome of PBG’s shareholder votes, thereby affecting matters concerning us.

We may have potential conflicts of interest with PepsiCo, which could result in PepsiCo’s objectives being favored over our objectives.

Our past and ongoing relationship with PepsiCo could give rise to conflicts of interests. In addition, two members of PBG’s Board of Directors are executive officers of PepsiCo, and one of the three Managing Directors of Bottling LLC is an officer of PepsiCo, a situation which may create conflicts of interest.

These potential conflicts include balancing the objectives of increasing sales volume of PepsiCo beverages and maintaining or increasing our profitability. Other possible conflicts could relate to the nature, quality and pricing of services or products provided to us by PepsiCo or by us to PepsiCo.

Conflicts could also arise in the context of our potential acquisition of bottling territories and/or assets from PepsiCo or other independent PepsiCo bottlers. Under the master bottling agreement, we must obtain PepsiCo’s approval to acquire any independent PepsiCo bottler. PepsiCo has agreed not to withhold approval for any acquisition within agreed-upon U.S. territories if we have successfully negotiated the acquisition and, in PepsiCo’s reasonable judgment, satisfactorily performed our obligations under the master bottling agreement. We have agreed not to attempt to acquire any independent PepsiCo bottler outside of those agreed-upon territories without PepsiCo’s prior written approval.

Our acquisition strategy may be limited by our ability to successfully integrate acquired businesses into ours or our failure to realize our expected return on acquired businesses.

We intend to continue to pursue acquisitions of bottling assets and territories from PepsiCo’s independent bottlers. The success of our acquisition strategy may be limited because of unforeseen costs and complexities. We may not be able to acquire, integrate successfully or manage profitably additional businesses without substantial costs, delays or other difficulties. Unforeseen costs and complexities may also prevent us from realizing our expected rate of return on an acquired business. Any of the foregoing could have a material adverse effect on our business and financial results.

Our success depends on key members of our management, the loss of whom could disrupt our business operations.

Our success depends largely on the efforts and abilities of key management employees. Key management employees are not parties to employment agreements with us. The loss of the services of key personnel could have a material adverse effect on our business and financial results.

If we are unable to fund our substantial capital requirements, it could cause us to reduce our planned capital expenditures and could result in a material adverse effect on our business and financial results.

We require substantial capital expenditures to implement our business plans. If we do not have sufficient funds or if we are unable to obtain financing in the amounts desired or on acceptable terms, we may have to reduce our planned capital expenditures, which could have a material adverse effect on our business and financial results.

The level of our indebtedness could adversely affect our financial health.

The level of our indebtedness requires us to dedicate a substantial portion of our cash flow from operations to payments on our debt. This could limit our flexibility in planning for, or reacting to, changes in our business and place us at a competitive disadvantage compared to competitors that have less debt. Our indebtedness also exposes us to interest rate fluctuations, because the interest on some of our indebtedness is at variable rates, and makes us vulnerable to general adverse economic and industry conditions. All of the above could make it more difficult for us, or make us unable to satisfy our obligations with respect to all or a portion of such indebtedness and could limit our ability to obtain additional financing for future working capital expenditures, strategic acquisitions and other general corporate requirements.

Our foreign operations are subject to social, political and economic risks and may be adversely affected by foreign currency fluctuations.

In the fiscal year ended December 29, 2007, approximately 32% of our net revenues and approximately 26% of our operating income were generated in territories outside the United States. For the 36 weeks ended September 6, 2008, approximately 35% of our net revenues and approximately 31% of our operating income were generated in territories outside the United States. Social, economic and political developments in our international markets (including Russia, Mexico, Canada, Spain, Turkey and Greece) may adversely affect our business and financial results. These developments may lead to new product pricing, tax or other policies and monetary fluctuations that may adversely impact our business and financial results. The overall risks to our international businesses also include changes in foreign governmental policies. In addition, we are expanding our sales and marketing efforts in certain emerging markets, such as Russia. Expanding our business into emerging markets may present additional risks beyond those associated with more developed international markets. Additionally, our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates.

If we are unable to maintain brand image and product quality, or if we encounter other product issues such as product recalls, our business may suffer.

Maintaining a good reputation globally is critical to our success. If we fail to maintain high standards for product quality, or if we fail to maintain high ethical, social and environmental standards for all of our operations and activities, our reputation could be jeopardized. In addition, we may be liable if the consumption of any of our products causes injury or illness, and we may be required to recall products if they become contaminated or are damaged or mislabeled. A significant product liability or other product-related legal judgment against us or a widespread recall of our products could have a material adverse effect on our business and financial results.

Changes in the legal and regulatory environment could increase our costs or liabilities or impact the sale of our products.

Our operations and properties are subject to regulation by various federal, state and local governmental entities and agencies as well as foreign governmental entities. Such regulations relate to, among other things, food and drug laws, competition laws, taxation requirements, accounting standards and environmental laws, including laws relating to the regulation of water rights and treatment. We cannot assure you that we have been or will at all times be in compliance with all regulatory requirements or that we will not incur material costs or liabilities in connection with existing or new regulatory requirements.

Adverse weather conditions could reduce the demand for our products.

Demand for our products is influenced to some extent by the weather conditions in the markets in which we operate. Unseasonably cool temperatures in these markets could have a material adverse effect on our sales volume and financial results.

Catastrophic events in the markets in which we operate could have a material adverse effect on our financial condition.

Natural disasters, terrorism, pandemics, strikes or other catastrophic events could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to manage such events effectively if they occur, could adversely affect our sales volume, cost of raw materials, earnings and financial results.

We are unable to predict the impact of the recent downturn in the credit markets and the resulting constraints or costs in obtaining financing on our business and financial results.

Our principal sources of cash come from our operating activities and the issuance of debt and bank borrowings. The recent and extraordinary disruption in the credit markets has had a significant adverse impact on a number of financial institutions and has affected the cost of capital available to us. For example, in 2008 we issued senior notes at a higher than expected interest cost. At this point in time, our liquidity has not been materially impacted by the current credit environment and management does not expect that it will be materially impacted in the near future. We will continue to closely monitor our liquidity and the credit markets. However, we cannot predict with any certainty the impact to us of any further disruption in the credit environment nor any resulting material impact on our liquidity or our future financing costs.

Benefits cost increases could reduce our profitability or cash flow.

Our profitability and cash flow is substantially affected by the costs of pension, postretirement medical and employee medical and other benefits. In recent years, these costs have increased significantly due to factors such as declines in investment returns on pension assets, changes in discount rates used to calculate pension and related liabilities, and increases in health care costs. Although we actively seek to control increases, there can be no assurance that we will succeed in limiting future cost increases, and continued upward pressure in these costs could have a material adverse affect on our business and financial performance.

Risks Relating to Our Indebtedness and This Offering

Our substantial indebtedness could adversely affect our financial health and prevent as from making payments on the notes.

We have a substantial amount of indebtedness. As of September 6, 2008, giving pro forma effect to this offering of notes and the offering of our 2014 Notes, we had approximately $6.22 billion of indebtedness, $1.3 billion of which will be repaid in February 2009 with a portion of the proceeds of this offering of notes and a portion of the proceeds of the offering of our 2014 Notes. In addition, as of January 12, 2009, we guarantee $1.0 billion aggregate principal amount of notes issued by PBG due in 2029 and up to $1.6 billion of available indebtedness under PBG’s credit facilities, none of which was outstanding as of January 12, 2009.

Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us, or make us unable, to satisfy our obligations with respect to the notes;

•	make us vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital expenditures, strategic acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations, because the interest on some of our debt is at variable rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to any competitors that have less debt.

Our ability to service our debt will require a significant amount of cash.

To service our debt, we will require a significant amount of cash. Our ability to generate cash, to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

•	economic and competitive conditions;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt.

We may incur additional debt.

We and our subsidiaries may incur substantial additional debt in the future. The terms of the indenture permit us to incur additional debt, and our credit facilities permit additional borrowings under certain circumstances. Accordingly, this additional debt could exacerbate all the risks described above.

The notes are unsecured and effectively subordinated to our secured debt.

The notes will not be secured by any of our assets. Accordingly, the notes will be effectively subordinated to any of our secured obligations to the extent of the value of the assets securing such obligations. As of the date hereof, we do not have any material secured long-term debt obligations.

An active trading market may not develop for the notes.

The notes are a new issue of securities for which there currently is no market. We have not and do not intend to list the notes on any U.S. national securities exchange or quotation system. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price of the notes or that an active trading market in the notes will develop and continue after this offering. Certain of the underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

USE OF PROCEEDS

We intend to use a portion of the net proceeds of this offering, together with a portion of the proceeds from our offering of the 2014 Notes, to repay our 2009 Notes at their maturity on February 17, 2009. Our 2009 Notes bear interest at a rate of 5.63%. Pending such application, we intend to invest such net proceeds in short-term instruments with a minimum rating of A1 or P1 and an original maturity of one month or less. The excess proceeds of this offering will be used for general corporate purposes.

DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture between us, as issuer and The Bank of New York Mellon, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The following summary of select provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture and the Trust Indenture Act of some of the terms used below. You may obtain a copy of the indenture from the trustee at its corporate trust office in New York, New York.

The notes are our general unsecured obligations and will rank on an equal basis with all of our other existing and future senior unsecured indebtedness and senior to all of our future subordinated indebtedness. PBG is not guaranteeing, and will not otherwise be obligated in any respect for, payments of principal, premium or interest on the notes.

We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption price described in “Optional Redemption” below. There is no sinking fund for the notes.

The indenture contains restrictive covenants with respect to us and our restricted subsidiaries (as defined in “Certain Covenants — Definitions” below), including restrictions on creating or assuming liens, restrictions on sale and lease-back transactions and restrictions on consolidation, merger or transfer or lease of all or substantially all of our assets, subject to the exceptions described below. These restrictive covenants do not apply to PBG, and the indenture does not contain any provision that would restrict PBG from creating or assuming liens, entering into sale and lease-back transactions or engaging in a consolidation, merger or transfer or lease of all or substantially all of PBG’s assets.

The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere or any restrictions on the amount of debt we may issue or guarantee. The indenture does not contain any provision that would require that we repurchase, redeem or otherwise modify the terms of any of the notes upon a change in control or other event involving us or PBG that may adversely affect our creditworthiness or the value of the notes.

We will not be required to make mandatory redemption or sinking fund payments prior to the maturity of the notes.

Principal, Maturity and Interest

The notes are being issued in an aggregate principal amount of $750,000,000 and will mature on January 15, 2019. Each note will bear interest at the rate of 5.125% per annum. We will pay interest on the notes semi-annually in arrears on each July 15 and January 15, beginning July 15, 2009, to holders of record on the 15th day (whether or not a business day) that precedes such interest payment date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and no interest will accrue for the intervening period. Principal of and interest and premium, if any, on the notes will be payable at our office or agency maintained for this purpose within New York City or, at our option, payment of interest on the notes may be made through The Depository Trust Company, or DTC, Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, to the holder thereof. Until we otherwise designate, our office or agency in New York City will be the office of the trustee maintained for this purpose. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.

Notwithstanding the foregoing paragraph, payments of principal and interest and premium, if any, with respect to the notes represented by one or more global notes will be made to DTC, or the nominee of DTC, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent for the notes will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of, beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We expect that, immediately upon receipt of any payment of principal of and interest or premium, if any, with respect to the notes represented by a global note, DTC will credit each participant’s account with the amount of such payment that is proportionate to its respective ownership interest in the principal amount of such global note (as shown on the records of DTC). Payments by participants to persons who hold beneficial interests in such global note through such participants will be the responsibility of such participants. We refer you to “Book Entry; Delivery and Form” below.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes (except for the issue price and the issue date) so that those additional notes will be consolidated and form a single series with the notes that we are offering. The additional notes shall be fungible with the notes that we are offering for United States federal tax purposes.

Optional Redemption

We may redeem the notes at our option, and in accordance with the provisions of the indenture, at any time in whole or from time to time in part, on giving not less than 30 nor more than 60 days’ notice prior to the redemption date at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•	as determined by one of the Reference Treasury dealers appointed by the trustee after consultation with us, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate, as defined below, plus 45 basis points;

plus, in either of the above cases, whichever is applicable, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Treasury rate” means, with respect to any redemption date for the notes:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable Treasury issue. If no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the comparable Treasury issue will be calculated, and the Treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month; or

•	if the foregoing statistical release (or any successor statistical release) is not published during the week preceding the date of calculation of the redemption price or does not contain such yields, then the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue, calculated using a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price for such redemption date will be used.

The Treasury rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury issue” means the United States Treasury security selected by one of the Reference Treasury dealers appointed by the trustee after consultation with us as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury price” means with respect to any redemption date for the notes:

•	the average of four Reference Treasury dealer quotations for such redemption date, after excluding the highest and lowest such Reference Treasury dealer quotations; or

•	if the trustee obtains fewer than four such Reference Treasury dealer quotations, the average of all such quotations.

“Reference Treasury dealer” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Citigroup Global Markets Inc. (each of which we refer to as a primary Treasury dealer); provided, however, that if any of the foregoing ceases to be a primary Treasury dealer, we will substitute therefor another primary Treasury dealer.

“Reference Treasury dealer quotations” means, with respect to each Reference Treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes, or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Events of Default and Remedies

The indenture provides that the occurrence of any of the following events from the date of issuance of the notes constitutes an event of default with respect to the notes under the indenture:

•	our failure to make any payment, when due, of principal of or premium, if any, on the notes;

•	our failure to make any payment, when due, of interest on the notes for 30 days;

•	our failure to observe or perform any of our other covenants or warranties under the indenture for the benefit of the holders of the notes that continues for 90 days after written notice is given to us;

•	certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us); and

•	the acceleration of maturity of any debt of PBG or the debt of any of PBG’s restricted subsidiaries (including us), other than the notes, having a then outstanding principal amount in excess of $75 million by any holder or holders thereof or any trustee or agent acting on behalf of such holder or holders, in accordance with the provisions of any contract evidencing such debt or the failure to pay at the stated maturity (and the expiration of any grace period) any debt of PBG or the debt of any of PBG’s restricted subsidiaries (including us) having a then outstanding principal amount in excess of $75 million.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us)) occurs and is continuing, then either the trustee or the holders of a majority in aggregate principal amount of the outstanding notes may declare the principal of and interest on the outstanding notes to be immediately due and payable by notice in writing to us (and to the trustee if given by holders of a majority in aggregate principal amount of the outstanding notes). If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us) occurs, then the principal of and interest on all the notes as of the date of such event of default will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of the notes. However, at any time before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, declarations of acceleration may be rescinded or annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the trustee, with certain exceptions, as described below.

The indenture requires the trustee to give to the holders of the notes notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term “default” used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest or premium, if any, on the outstanding notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes.

No holder of any notes may institute any action under the indenture, unless and until:

•	such holder has given the trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding notes have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

The holders of a majority in aggregate principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture further provides that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past default with respect to the notes, except a default not already cured in the payment of any principal of or interest or premium, if any, on any notes, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding note. We refer you to “Modification of the Indenture” below.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any default and, if such officer has obtained knowledge of any default, specifying each such default of which the signer has knowledge and the nature thereof.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on liens.  The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a mortgage, pledge or lien, which we refer to collectively as liens, on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or such restricted subsidiary secures or we cause such restricted subsidiary to secure all the outstanding notes (and any of our or such restricted subsidiary’s other debt, at our option or such restricted subsidiary’s option, as the case may be, not subordinate to the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

(1) liens existing prior to the issuance of the notes;

(2) liens on property of or shares of stock of (or other interests in) any entity existing at the time such entity becomes our restricted subsidiary;

(3) liens on property of or shares of stock of (or other interests in) any entity existing at the time of acquisition of such shares (or other interest) or property (including acquisition through merger or consolidation);

(4) liens securing indebtedness incurred to finance all or any part of the purchase price of property or the cost of construction on such property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such lien and the indebtedness secured thereby are incurred within 365 days after the later of (a) acquisition of such property or the completion of construction (or addition, repair, alteration or improvement) thereon and (b) the commencement of full operation thereof;

(5) liens in favor of us or any of our restricted subsidiaries;

(6) liens in favor of, or required by contracts with, governmental entities; or

(7) any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (6), provided that in the case of a lien permitted under clause (1), (2), (3), (4) or (5), the debt secured is not increased nor the lien extended to any additional assets.

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.

These restrictions on secured debt do not apply to PBG. The indenture does not restrict PBG from incurring secured debt (including debt secured by our membership interests), and upon such incurrence, PBG is not required to secure the notes equally and ratably with such secured debt.

Definitions.  The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Consolidated net tangible assets” means the total amount of our assets and our subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	the amount of assets resulting from write-ups of capital assets of us and our subsidiaries (except write-ups in connection with accounting for acquisitions in accordance with generally accepted accounting principles in the United States, or U.S. GAAP);

•	all current liabilities of ours and our subsidiaries (excluding any intercompany liabilities); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as set forth on the latest quarterly or annual consolidated balance sheet prepared in accordance with U.S. GAAP, of us and our subsidiaries.

“Debt” means any of our indebtedness for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case that would appear on our consolidated balance sheet as a liability.

“Exempted debt” means the sum, without duplication, of the following items outstanding as of the date exempted debt is being determined:

•	debt incurred after the date of the indenture and secured by liens created or assumed or permitted to exist on any principal property or on any shares of stock of any of our restricted subsidiaries, other than debt secured by liens described in clauses (1) through (7) under “Limitation on liens”; and

•	our and our restricted subsidiaries’ attributable debt in respect of all sale and lease-back transactions with regard to any principal property, other than sale and lease-back transactions permitted under the second paragraph under “Limitation on sale and lease-back transactions” below.

“Principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our subsidiaries located in the 50 states of the United States of America, the District of Columbia or Puerto Rico other than a plant, warehouse, office building, or portion thereof that, in the opinion of our managing directors evidenced by a resolution, is not of material importance to the business conducted by us and our subsidiaries taken as an entirety.

“Restricted subsidiary” of us or PBG means any current or future subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the 50 states of the United States of America, the District of Columbia or Puerto Rico and which is not a foreign corporation and (2) which owns or leases any principal property.

“Subsidiary” of any specified entity means any entity at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by the specified entity or by one or more of its subsidiaries, or both.

Limitation on sale and lease-back transactions.  The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, sell or transfer, directly or indirectly, except to us or any of our restricted subsidiaries, any principal property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued.

These restrictions will not, however, apply, and we or any of our restricted subsidiaries may sell a principal property and lease it back for a longer period:

•	if we or such restricted subsidiary would be entitled, pursuant to the covenant applicable to us or such restricted subsidiary, as the case may be, described under “Limitations on liens” above, to create a lien on the property to be leased securing debt in an amount equal to the attributable debt with respect to the sale and lease-back transaction, without equally and ratably securing the outstanding notes; or

•	if:

(1) we promptly inform the trustee of such transactions;

(2) the net proceeds of such transactions are at least equal to the fair value (as determined by a resolution of our managing directors) of such property; and

(3) we cause an amount equal to the net proceeds of the sale to be applied either

(a) to the retirement (whether by redemption, cancellation after open-market purchases, or otherwise), within 365 days after receipt of such proceeds, of funded debt (which need not include the notes) having an outstanding principal amount equal to such net proceeds; or

(b) to the purchase or acquisition (or in the case of property, the construction) of property or assets used in our or any of our restricted subsidiaries’ businesses within 365 days after receipt of such proceeds.

Notwithstanding the foregoing paragraph, we or any of our restricted subsidiaries may enter into sale and lease-back transactions in addition to those permitted by this limitation, and without any obligation to retire any outstanding funded debt or to purchase property or assets, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.

These restrictions on sale and lease-back transactions do not apply to PBG.

“Attributable debt” for a lease, as used in the above description, means the aggregate of present values (discounted at a rate per annum equal to the weighted average interest rate borne by the notes and any other outstanding debt securities under the indenture and compounded semiannually) of our or any of our restricted subsidiaries’ obligations for net rental payments during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. Attributable debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the leased property.

“Funded debt” means all debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at our option, beyond one year from its creation.

Consolidation, merger or transfer.  The indenture provides that we may consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company) that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia, and may permit any such entity to consolidate with or merge into us or to transfer or lease all or substantially all of its assets to us; provided that:

•	we will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture the due and punctual payment of principal of and interest and premium, if any, on the notes and the performance of every covenant of the indenture to be performed or observed by us;

•	immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease complies with the indenture.

In the event of any such consolidation, merger, transfer or lease, any such successor will succeed to and be substituted for us as issuer on the notes with the same effect as if it had been named in the indenture as the issuer.

Reports to holders.  We will comply with the provisions of Section 314(a) and 314(c) of the Trust Indenture Act.

Satisfaction and Discharge; Defeasance of Covenants

The indenture will be discharged with respect to the notes and will cease to be of further effect as to all notes (except as to certain surviving rights of transfer or exchange of the notes) and the trustee, on our demand and at our expense, will execute proper instruments acknowledging the discharge of the indenture, when:

•	either

(1) all notes authenticated and delivered (except mutilated, lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation; or

(2) all notes not delivered to the trustee cancelled or for cancellation (a) have become due and payable, (b) will become due and payable within one year or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us; and in any of the cases described in (2) (a), (b) or (c) above, we have deposited irrevocably with the trustee sufficient U.S. dollars or U.S. governmental securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

•	we have paid or caused to be paid all other sums payable by us with respect to the notes under the indenture;

•	in the event of a deposit or defeasance in the cases described in clause (2) above, no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been complied with, and, in the event of a deposit or defeasance in the cases described in clause (2) above, in the case of the opinion of counsel, stating:

(1) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

(2) such deposit and defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we are a party.

The indenture also provides that, at our option, we will be discharged from any and all obligations with respect to the notes on the 123rd day after our satisfaction of the conditions described below (except for certain obligations with respect to the registration, transfer and exchange of notes to replace any such notes that have been stolen, lost, mutilated or destroyed, to maintain paying agencies, to deposit moneys sufficient to pay and discharge such notes, to hold moneys for payment in trust in respect of such notes and to compensate and reimburse the trustee), which we refer to as legal defeasance, or we need not comply with certain covenants of the indenture applicable to us with respect to the notes (including those described in “Certain Covenants” above), which we refer to as covenant defeasance, in each case:

•	if we shall have deposited, or caused to be deposited, irrevocably with the trustee sufficient U.S. dollars or U.S. government securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

•	no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to the notes on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with, and, in the case of the opinion of counsel, stating that:

(1) such deposit and defeasance will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes as a result of our exercise of such option and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised (and, in the case of legal defeasance only, such opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture); and

(2) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

•	with respect to legal defeasance only, 123 days will have passed during which no event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us or any of our restricted subsidiaries has occurred.

Modification of the Indenture

In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of a majority in aggregate principal amount of notes and any other outstanding debt securities under the indenture (voting as a class) affected by the modification consent to it. However, the indenture provides that, unless each affected holder of the notes agrees, the amendment cannot:

•	change the maturity date, reduce the principal amount or any amount of interest we have to pay, change the method of computing the interest, change any place of payment, change the currency in which we have to make any payment of principal of or interest or premium, if any, or impair any right of a holder to bring suit for payment;

•	reduce the percentage of the principal amount of notes whose holders must consent to an amendment or waiver; or

•	make any change to the provisions of the indenture concerning modification contained in this paragraph or waivers of defaults or events of default by holders of the notes, except to increase any required percentage of holders set forth in such provision.

We and the trustee may amend the indenture without the consent of any of the holders of the notes to:

(1) evidence the succession of another entity to us in accordance with the provisions of the indenture;

(2) add to our covenants;

(3) surrender any of our rights or powers;

(4) cure any ambiguity or defect, correct or supplement any provision of the indenture which may be inconsistent with any other provisions of the indenture;

(5) add any provisions expressly permitted by, or required to qualify the indenture under, the Trust Indenture Act;

(6) comply with the Trust Indenture Act as then in effect;

(7) evidence and provide for the acceptance of a successor trustee;

(8) add to the rights of the holders of the notes;

(9) provide for the issuance of and establish the form or forms and terms and conditions of any series of debt securities as permitted by the indenture;

(10) establish additional events of default; and

(11) conform the indenture to this “Description of the Notes,”

provided that no modification may be made with respect to the matters described in clause (2), (3), (4), (8) or (10) above, if to do so would adversely affect the interests of the holders of any outstanding notes.

Concerning the Trustee

The Bank of New York Mellon, the trustee under the indenture, is also the trustee under other indentures under which unsecured debt of ours and of our subsidiaries is outstanding, has from time to time made loans to us and PBG and our respective subsidiaries or affiliates and has performed other services for us and PBG and our respective subsidiaries or affiliates in the normal course of its business, including investment banking, commercial banking and other financial services, for which it has received and will receive compensation.

Notices

Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream, and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC; (2) by a nominee of DTC to DTC or another nominee of DTC; or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This section summarizes the material U.S. tax consequences to holders of notes. It represents the views of our tax counsel, Cravath, Swaine & Moore LLP. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering.

•	The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes.

•	The discussion does not cover you if you are a partner in a partnership (or entity treated as a partnership for U.S. tax purposes). If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service, or the IRS, on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes in your income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

Sale or Retirement of Notes

On your sale or retirement of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long term capital gains is 15% for taxable years before 2011.

•	If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income, to the extent not previously included in income, and not as sale proceeds.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the notes (including principal payments). This is called “backup withholding.” If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is:

•	an individual that is a nonresident alien;

•	a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, created under non-U.S. law; or

•	an estate or trust that is not taxable in the United States on its worldwide income.

Withholding Taxes

Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements.

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

•	You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary, or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes, the qualified intermediary will not generally forward this information to the withholding agent.

•	You own 10% or more of the capital or profits of the Company, are a “controlled foreign corporation” with respect to the Company, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States, as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the United States.

•	You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the United States:

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the United States and you did not own 10% or more of the voting stock of the Company.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

European Union Tax Reporting and Withholding

Under Directive 2003/48/EC of the Council of the European Union relating to the taxation of savings income (the “Directive”), if a paying agent established in a Member State of the European Union makes a payment of interest or other similar income to an individual who is the beneficial owner of such payment and who is resident in another Member State, then the former Member State is required to provide details of such payment to the tax authorities of the latter Member State. “Paying agent” is defined broadly in the Directive as any economic operator who pays interest to, or secures the payment of interest for the immediate benefit of, the beneficial owner. For a transitional period (unless during such period they elect otherwise), Belgium, Austria and Luxembourg have opted instead to levy a withholding tax on such payments of interest or other similar income (currently at a rate of 20% but rising in 2011 to 35%), unless the beneficial owner elects instead for an exchange of information procedure. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-European Union countries to the exchange of information relating to such payments.

In addition, certain non-European Union countries (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as certain dependent or associated territories of the United Kingdom and the Netherlands, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a paying agent within their respective jurisdictions to an individual beneficial owner resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a paying agent in a Member State to an individual beneficial owner resident in one of those territories.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated January 14, 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amounts of the notes:

Principal
Amount of the
Underwriter	Notes

Credit Suisse Securities (USA) LLC	$172,500,000
Morgan Stanley & Co. Incorporated	150,000,000
Banc of America Securities LLC	120,000,000
Citigroup Global Markets Inc.	120,000,000
Deutsche Bank Securities Inc.	60,000,000
HSBC Securities (USA) Inc.	60,000,000
J.P. Morgan Securities Inc.	60,000,000
The Williams Capital Group, L.P.	7,500,000

Total	$750,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.4% of the principal amount of the notes. The underwriters and selling group members may allow a discount of 0.25% of the principal amount of the notes on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and other selling terms.

In connection with this offering, we will pay 0.65% per note, of underwriting discounts to the underwriters (expressed as a percentage of the principal amount of the notes). We estimate that our out-of-pocket expenses for this offering will be approximately $1.0 million. The underwriters have agreed to reimburse us for $750,000 of expenses in connection with this offering.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. One or more of the underwriters may make a secondary market for the notes. However, they are not obligated to do so and may discontinue any market-making activities for the notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

The underwriters and their affiliates have from time to time made loans to us and PBG and our respective subsidiaries or affiliates and have performed other services for us and PBG and our respective subsidiaries or affiliates in the normal course of their business, including investment banking, commercial banking and other financial services, for which they have received and will receive customary compensation.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contain a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain matters with respect to the validity of the notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the notes.

PROSPECTUS
Bottling Group, LLC
Debt Securities

        This prospectus relates to our offer and sale of our debt securities from time to time. The debt securities may be offered in one or more different series, each of which series will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The terms and conditions of each series will be determined at the time we first offer debt securities that are a part of that series, and those terms and conditions may differ from the terms and conditions described in this prospectus. The amount of the debt securities of any series offered and the price at which those debt securities are offered will be determined at the time of each offering.
      This prospectus provides you with a description of certain material terms of the debt securities we may offer pursuant to this prospectus. When we make an offering of the debt securities of one or more series, we will provide a prospectus supplement that describes the specific terms and conditions of each series of debt securities being then offered to the extent those terms and conditions are not described in this prospectus or are different from the terms and conditions described in this prospectus. In addition, information in the prospectus supplement may supplement, update or change other information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.
      The specific terms of the debt securities of a series being offered and the specific terms of the offering to be described in the prospectus supplement or supplements relating to those debt securities or incorporated by reference herein will include:

•	the price at which those debt securities are being offered to the public,

•	the maturity date of the debt securities of that series,

•	the interest rate or rates for the debt securities of that series, which may be fixed or variable,

•	the times for payment of principal, interest and any premium with respect to the debt securities of that series,

•	any redemption provisions of the debt securities of that series in addition to those described herein, and

•	whether the debt securities then being offered will be listed on any stock exchange.
      A prospectus supplement may also contain other important information concerning our company, the debt securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that prospectus supplement and this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated March 24, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is part of a shelf registration statement that Bottling Group, LLC, or Bottling LLC, has filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration statement, Bottling LLC may sell the debt securities described in this prospectus in one or more offerings from time to time. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. For further information about our business and the debt securities, you should refer to the registration statement, its exhibits and the documents incorporated by reference in the registration statement. The exhibits to the registration statement and the documents we incorporate by reference contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of those documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
      This prospectus provides you with a general description of the securities Bottling LLC may offer. Each time Bottling LLC sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any material United States federal income tax considerations will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” In this prospectus, unless otherwise indicated, the words “we,” “our” and “us” refer to Bottling Group, LLC, a Delaware limited liability company, and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
      Bottling LLC files annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
      The SEC allows Bottling LLC to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

i

      We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, so long as the registration statement of which this prospectus is a part remains effective:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005
      • Current Report on Form 8-K, dated March 24, 2006
      You may request a copy of any filings referred to above, at no cost, by contacting us at the following address: Investor Relations, Bottling Group, LLC, Attention: Investor Relations, One Pepsi Way, Somers, New York 10589, telephone number (914) 767-6000.
      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Bottling LLC has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Bottling LLC will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information Bottling LLC previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

BOTTLING GROUP, LLC
      Bottling LLC is the principal operating subsidiary of The Pepsi Bottling Group, Inc., or PBG, and consists of substantially all of the operations and assets of PBG.
      We are the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. The beverages sold by us include PEPSI-COLA, DIET PEPSI, MOUNTAIN DEW, AQUAFINA, LIPTON BRISK, SIERRA MIST, DIET MOUNTAIN DEW, TROPICANA JUICE DRINKS, SOBE, and STARBUCKS FRAPPUCCINO. In addition to the foregoing, the beverages we sell outside the United States, include 7-UP, KAS, AQUA MINERALE, MIRINDA and MANZANITA SOL. In some of our territories, we have the right to manufacture, sell and distribute soft drink products of companies other than PepsiCo, Inc., or PepsiCo, including DR PEPPER and SQUIRT. We also have the right in some of our territories to manufacture, sell and distribute beverages under trademarks that we own, including ELECTROPURA, EPURA and GARCI CRESPO.
      We have the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 states and the District of Columbia in the United States, nine Canadian provinces, Spain, Greece, Russia, Turkey and all or a portion of 23 states in Mexico. We have an extensive direct store distribution system in the United States, Mexico and Canada. In Russia, Spain, Greece and Turkey, we use a combination of direct store distribution and distribution through wholesalers, depending on local marketplace considerations.
      Prior to its formation, Bottling LLC was an operating unit of PepsiCo. PepsiCo and PBG contributed bottling businesses and assets used in the bottling business to Bottling LLC in connection with the formation of Bottling LLC in 1999.
      We refer you to “Where You Can Find More Information” above.
RATIO OF EARNINGS TO FIXED CHARGES
      Bottling LLC’s consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:

	For the Fiscal Years Ended

	Dec. 31, 2005		Dec. 25, 2004		Dec. 27, 2003		Dec. 28, 2002		Dec. 29, 2001

Ratio of earnings to fixed charges	5.13	x	5.35	x	5.05	x	6.21	x	5.09x
      We have calculated our ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings are before taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent expense, which is the portion of rent deemed representative of the interest factor. Since our formation in 1999, we have distributed, and in the future we intend to distribute, pro rata to our members sufficient cash so that the aggregate amount of cash distributed to PBG will enable it to pay its taxes and make interest payments on its $1 billion principal amount of 7% senior notes due 2029. Such distributions are not included in the calculation of fixed charges. Total distributions to our members in 2001, 2002, 2003, 2004 and 2005 were $223 million, $156 million, $97 million, $185 million and $181 million, respectively.

USE OF PROCEEDS
      Unless stated otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. The applicable prospectus supplement relating to the sale of securities will set forth our intended use for the net proceeds we receive from the sale of the debt securities. Pending the application of net proceeds, we may invest the net proceeds in short-term instruments with an original maturity of three months or less.

DESCRIPTION OF DEBT SECURITIES
      The debt securities will be direct obligations of Bottling LLC and will rank equally and ratably in right of payment with other indebtedness of Bottling LLC that is not subordinated. The debt securities will be issued under an indenture between us and JPMorgan Chase Bank, N.A., as trustee, a copy of which has been filed with the registration statement of which this prospectus is a part.
      The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.
      The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of our managing directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.
      Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
General
      We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:

•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued,

•	the title of the series of the debt securities,

•	any limit on the aggregate principal amount of the debt securities,

•	the issue date,

•	whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities,

•	the date or dates on which we will pay the principal,

•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates,

•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any record date for the interest payable on any interest payment date,

•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable,

•	any events of default in addition to those provided in the indenture,

•	any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations, and

•	any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.
      The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities, as described below under “Global Debt Securities.” The debt securities will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
      Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City, or, at our option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement, the trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
      Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
Global Debt Securities
      The debt securities of any series, or a portion of such debt securities, may be issued in the form of one or more fully registered debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. In such case, one or more global debt securities will be issued in aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global debt security or debt securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global debt security representing all or a portion of the debt securities may not be transferred except as a whole by a depositary to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any such nominee to a successor depositary or a nominee of such successor depositary.
      The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.
      Upon the issuance of a global debt security, the depositary for such global debt security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global debt security to the accounts of persons that have accounts with such depositary, which we refer to as participants. The accounts to be credited shall be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for such global debt security or by participants or persons that hold beneficial interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global debt security.
      So long as the depositary for a global debt security, or its nominee, is the registered owner of such global debt security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global debt security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global debt security will not be entitled to have debt securities of the series represented by such global debt security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of any debt securities under the indenture.
      Principal, premium, if any, and interest payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of a global debt security representing such debt securities. We, the trustee or any paying agent for such debt securities will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or debt securities for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that the depositary for a series of debt securities, upon receipt of any payment of principal, premium or interest, will credit participants’ accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security or debt securities for such debt securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global debt security or debt securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
      If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities of such series in definitive form in exchange for the global debt security or debt securities representing such series of debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global debt securities and, in such event, will issue debt securities of such series in definitive form in exchange for the global debt security or debt securities representing such series of debt securities.
      Further, if we make this decision with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of such series may, on terms acceptable to us and the depositary for such global debt security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to have debt securities of the series represented by such global debt security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities of such series so issued in definitive form will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.
Optional Redemption
      Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that we will not be required to make mandatory redemption or sinking fund payments prior to the maturity of any series of debt securities.
      Unless otherwise specified in the applicable prospectus supplement, we may redeem debt securities of any series at our option and in accordance with the provisions of the indenture, at any time, in whole or from time to time in part, on giving not less than 30 nor more than 60 days’ notice prior to the redemption date at a redemption price equal to the greater of:

•	100% of the principal amount of the debt securities being redeemed, or

•	as determined by one of the Reference Treasury dealers appointed by the trustee after consultation with us, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities being redeemed (not including any portion of such payments of interest accrued to the date of redemption) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate, as defined in the indenture, plus the number of basis points, if any, provided for with respect to such series of debt securities being redeemed;

plus, in either of the above cases, accrued and unpaid interest on the debt securities being redeemed to, but not including, the redemption date.
      The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.
      “Treasury rate” means, with respect to any redemption date for any debt securities:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable Treasury issue. If no maturity is within three months before or after the remaining term of the debt securities to be redeemed, yields for the two published maturities most closely corresponding to the comparable Treasury issue will be calculated, and the Treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month; or

•	if the foregoing statistical release (or any successor statistical release) is not published during the week preceding the date of calculation of the redemption price or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue, calculated using a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price for such redemption date will be used.
      The Treasury rate will be calculated on the third business day preceding the redemption date.
      “Comparable Treasury issue” means the United States Treasury security selected by one of the Reference Treasury dealers appointed by the trustee after consultation with us as having a maturity comparable to the remaining term of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.
      “Comparable Treasury price” means, with respect to the redemption date for any series of debt securities:

•	the average of four Reference Treasury dealer quotations for the redemption date, after excluding the highest and lowest such Reference Treasury dealer quotations; or

•	if the trustee obtains fewer than four such Reference Treasury dealer quotations, the average of all such quotations.
      “Reference Treasury dealer” means four primary U.S. Government securities dealers in New York City (each of which we refer to as a primary Treasury dealer) either named in the applicable prospectus supplement or appointed by the trustee in consultation with us; provided, however, that if any such Reference Treasury dealer ceases to be a primary Treasury dealer, we will substitute therefor another primary Treasury dealer.
      “Reference Treasury dealer quotations” means, with respect to each Reference Treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.

      We will mail a notice of redemption to each holder of debt securities to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the debt securities or portions thereof called for redemption. If fewer than all of the debt securities are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular debt securities or portions thereof for redemption from the outstanding debt securities not previously called by such method as such trustee deems fair and appropriate.
      We may provide for optional redemption provisions with respect to a series of debt securities in addition to, or in substitution of, the provisions described above and may provide with respect to a series of debt securities for an optional redemption provision identical to such provision but containing different definitions of the terms “comparable Treasury issue,” “comparable Treasury price,” “Reference Treasury dealer,” “Reference Treasury dealer quotations” and “Treasury rate.”
Events of Default and Remedies
      The indenture will provide that the occurrence of any of the following events will constitute an event of default under the indenture with respect to debt securities of any series:

•	our failure to make any payment, when due, of principal or premium, if any, on such series of the debt securities;

•	our failure to make any payment, when due, of interest on such series of the debt securities for 30 days;

•	our failure to observe or perform any of our other covenants or warranties under the indenture for the benefit of the holders of such series of debt securities that continues for 90 days after written notice is given to us;

•	certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us); and

•	the acceleration of maturity of any debt of PBG or the debt of any of PBG’s restricted subsidiaries (including us), having a then outstanding principal amount in excess of $75 million by any holder or holders thereof or any trustee or agent acting on behalf of such holder or holders, in accordance with the provisions of any contract evidencing such debt or the failure to pay at the stated maturity (and the expiration of any grace period) any debt of PBG or the debt of any of PBG’s restricted subsidiaries (including us) having a then outstanding principal amount in excess of $75 million.
      No event of default with respect to a single series of debt securities issued under the indenture (and under or pursuant to any supplemental indenture and a resolution of our managing directors) necessarily constitutes an event of default with respect to any other series of debt securities.
      If any event of default with respect to a series of debt securities (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us)) occurs and is continuing, then either the trustee or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may declare the principal of all outstanding debt securities of such series and interest on the outstanding debt securities of such series to be immediately due and payable by notice in writing to us (and to the trustee if given by holders of a majority in aggregate principal amount of the outstanding notes). If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG’s restricted subsidiaries (including us) occurs, then the principal of and interest on all the debt securities then outstanding as of the date of such event of default will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities. However, at any time before a judgment or decree for payment of the money due has been obtained by the trustee as will be provided in the indenture, declarations of acceleration with respect to a series of debt securities may be rescinded or annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series by written notice to us and the trustee, with certain exceptions, as described below.
      The indenture will require the trustee to give to the holders of the debt securities notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term “default” used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest or premium, if any, on the outstanding debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding debt securities.
      No holder of any debt securities of any series may institute any action under the indenture, unless and until:

•	such holder has given the trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series.
      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the debt securities of such series. The indenture will provide that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture will further provide that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.
      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default with respect to the debt securities of such series, except a default not already cured in the payment of any principal of or interest or premium, if any, on any debt securities of such series, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding debt security of such series. We refer you to “— Modification of the Indenture” below.
      We will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any default and, if such officer has obtained knowledge of any default, specifying each such default of which the signer has knowledge and the nature thereof.
Certain Covenants
      The indenture will contain covenants including, among others, the following:
      Limitation on liens. The indenture will provide that we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a mortgage, pledge or lien, which we refer to collectively as liens, on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or such restricted subsidiary secures or we cause such restricted subsidiary to secure all the outstanding debt securities (and any of our or such restricted subsidiary’s other debt, at our option or such restricted subsidiary’s option, as the case may be, not subordinate to the debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.
      These restrictions will not, however, apply to debt secured by:

(1) liens existing prior to the initial issuance of debt securities of a series;

(2) liens on property of or shares of stock of (or other interests in) any entity existing at the time such entity becomes our restricted subsidiary;

(3) liens on property of or shares of stock of (or other interests in) any entity existing at the time of acquisition of such shares (or other interests) or property (including acquisition through merger or consolidation);

(4) liens securing indebtedness incurred to finance all or any part of the purchase price of property or the cost of construction on such property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such lien and the indebtedness secured thereby are incurred within 365 days after the later of (a) acquisition of such property or the completion of construction (or addition, repair, alteration or improvement) thereon and (b) the commencement of full operation thereof;

(5) liens in favor of us or any of our restricted subsidiaries;

(6) liens in favor of, or required by contracts with, governmental entities; or

(7) any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (6), provided that in the case of a lien permitted under clause (1), (2), (3), (4) or (5), the debt secured is not increased nor the lien extended to any additional assets.
      Notwithstanding the foregoing, the indenture will provide that we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.
      These restrictions on secured debt will not apply to PBG. The indenture will not restrict PBG from incurring secured debt (including debt secured by our membership interests), and upon such incurrence, PBG will not be required to secure the debt securities equally and ratably with such secured debt.
      Definitions. The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Consolidated net tangible assets” means the total amount of our assets and our subsidiaries’ assets, minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	the amount of assets resulting from write-ups of capital assets of us and our subsidiaries (except write-ups in connection with accounting for acquisitions in accordance with generally accepted accounting principles in the United States, or U.S. GAAP);

•	all current liabilities of us and our subsidiaries (excluding any intercompany liabilities); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our and our subsidiaries’ latest quarterly or annual consolidated balance sheets, prepared in accordance with U.S. GAAP.

“Debt” means any of our indebtedness for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case that would appear on our consolidated balance sheet as a liability.

“Exempted debt” means the sum, without duplication, of the following items outstanding as of the date exempted debt is being determined:

•	debt incurred after the date of the indenture and secured by liens created or assumed or permitted to exist on any principal property or on any shares of stock of any of our restricted subsidiaries, other than debt secured by liens described in clauses (1) through (7) under “— Limitation on liens” and

•	our and our restricted subsidiaries’ attributable debt in respect of all sale and lease-back transactions with regard to any principal property, other than sale and lease-back transactions permitted under the second paragraph under “— Limitation on sale and lease-back transactions.”

“Principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our subsidiaries located in the 50 states of the United States of America, the District of Columbia or Puerto Rico, other than a plant, warehouse, office building, or a portion thereof that, in the opinion of our managing directors evidenced by a resolution, is not of material importance to the business conducted by us and our subsidiaries taken as an entirety.

“Restricted subsidiary” of us or PBG means any current or future subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the 50 states of the United States of America, the District of Columbia or Puerto Rico and which is not a foreign corporation and (2) which owns or leases any principal property.

“Subsidiary” of any specified entity means any entity at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by the specified entity or by one or more of its subsidiaries, or both.
      Limitation on sale and lease-back transactions. We have agreed that under the indenture we will not, and will not permit any of our restricted subsidiaries to, sell or transfer, directly or indirectly, except to us or any of our restricted subsidiaries, any principal property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued.
      These restrictions will not, however, apply, and we or any of our restricted subsidiaries may sell a principal property and lease it back for a period longer than three years:

•	if we or such restricted subsidiary would be entitled, pursuant to the covenant applicable to us or such restricted subsidiary, as the case may be, described under “— Limitation on liens” above, to create a lien on the property to be leased securing debt in an amount equal to the attributable debt with respect to the sale and lease-back transaction, without equally and ratably securing the outstanding debt securities; or

•	if:

(1) we promptly inform the trustee of such transactions;

(2) the net proceeds of such transactions are at least equal to the fair value (as determined by a resolution of our managing directors) of such property; and

(3) we cause an amount equal to the net proceeds of the sale to be applied either:

(a)	to the retirement (whether by redemption, cancellation after open-market purchases, or otherwise), within 365 days after receipt of such proceeds, of funded debt (which need not include the debt securities) having an outstanding principal amount equal to such net proceeds; or

(b)	to the purchase or acquisition (or in the case of property, the construction) of property or assets used in our or any of our restricted subsidiaries’ businesses within 365 days after receipt of such proceeds.

      Notwithstanding the foregoing paragraph, we or any of our restricted subsidiaries may enter into sale and lease-back transactions in addition to those permitted by this limitation, and without any obligation to retire any outstanding funded debt or to purchase property or assets, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.
      These restrictions on sale and lease-back transactions will not apply to PBG.
      “Attributable debt” for a lease, as used in the above description, means the aggregate of present values (discounted at a rate per annum equal to the weighted average interest rate borne by all outstanding debt securities under the indenture and compounded semiannually) of our or any of our restricted subsidiaries’ obligations for net rental payments during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. Attributable debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the leased property.
      “Funded debt” means all debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at our option, beyond one year from its creation.
      Consolidation, merger or transfer. The indenture will provide that we may consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company) that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia, and may permit any such entity to consolidate with or merge into us or to transfer or lease all or substantially all of its assets to us; provided that:

•	we will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture the due and punctual payment of principal of and interest and premium, if any, on the debt securities and the performance of every covenant of the indenture to be performed or observed by us;

•	immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease complies with the indenture.
In the event of any such consolidation, merger, transfer or lease, any such successor will succeed to and be substituted for us as issuer on the debt securities with the same effect as if it had been named in the indenture as the issuer.
      Reports to holders. The indenture will provide that we will comply with the provisions of Section 314(a) and 314(c) of the Trust Indenture Act.

Satisfaction and Discharge; Defeasance of Covenants
      The indenture will provide that it will be discharged with respect to the debt securities of a series and will cease to be of further effect as to all such debt securities (except as to any surviving rights of transfer or exchange of such debt securities expressly provided for in the indenture) and the trustee, on our demand and at our expense, will execute proper instruments acknowledging the discharge of the indenture with respect to the debt securities of such series when:

•	either:

(1) all debt securities of such series previously authenticated and delivered (except mutilated, lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation; or

(2) all debt securities of such series not delivered to the trustee cancelled or for cancellation (a) have become due and payable, or (b) will, in accordance with their maturity date, become due and payable within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us; and in any of the cases described in (2)(a), (b) or (c) above, we have deposited irrevocably with the trustee sufficient U.S. dollars or U.S. governmental securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the debt securities of such series to the date of such deposit (in the case of debt securities of such series that have become due and payable), or to maturity or redemption, as the case may be;

•	we have paid or caused to be paid all other sums payable by us with respect to the debt securities of such series under the indenture;

•	in the event of a deposit or defeasance in the cases described in clause (2) above, no event of default or event which with notice or lapse of time would become an event of default with respect to the debt securities of such series has occurred and is continuing with respect to such series of debt securities on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with, and, in the event of a deposit or defeasance in the cases described in clause (2) above, in the case of the opinion of counsel, stating:

(1) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

(2) such deposit and defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we are a party.
      The indenture will also provide that, at our option, we will be discharged from any and all obligations with respect to the debt securities of any series on the 123rd day after our satisfaction of the conditions described below (except for certain obligations with respect to the registration, transfer and exchange of any debt securities of such series, to replace any debt securities of such series that have been stolen, lost, mutilated, or destroyed, to maintain paying agencies to deposit moneys sufficient to pay and discharge the debt securities of such series, to hold moneys for payment in trust in respect of such series of debt securities and to compensate and reimburse the trustee), which we refer to as legal defeasance, or we need not comply with certain covenants of the indenture applicable to us with respect to such series of debt securities (including those described in “— Certain Covenants” above), which we refer to as covenant defeasance, in each case:

•	if we have deposited, or caused to be deposited, irrevocably with the trustee sufficient U.S. dollars or U.S. government securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the debt securities of such series to the date of such deposit (in the case of debt securities of such series that have become due and payable), or to maturity or redemption, as the case may be;

•	no event of default or event which with notice or lapse of time would become an event of default with respect to the debt securities of such series has occurred and is continuing with respect to the debt securities of such series on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with, and, in the case of the opinion of counsel, stating that:

(1) such deposit and defeasance will not cause the holders of such series of debt securities to recognize income, gain or loss for federal income tax purposes as a result of our exercise of such option, and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised (and, in the case of legal defeasance only, such opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture); and

(2) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

•	with respect to legal defeasance only, 123 days will have passed during which no event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us or any of our restricted subsidiaries has occurred.
Modification of the Indenture
      In general, our rights and obligations and the rights of the holders of any series of debt securities under the indenture may be modified if the holders of a majority in aggregate principal amount of the debt securities of all series (voting as a class) affected by the modification consent to it. However, the indenture will provide that, unless each affected holder of each such series of debt securities agrees, the amendment cannot:

•	change the maturity date, reduce the principal amount or any amount of interest we have to pay, change the method of computing the interest, change any place of payment, change the currency in which we have to make any payment of principal of or interest or premium, if any, or impair any right of the holder of the debt security to bring suit for payment;

•	reduce the percentage of the principal amount of the relevant series of debt securities whose holders must consent to an amendment or waiver; or

•	make any change to the provisions of the indenture concerning modification contained in this paragraph or waivers of defaults or events of default by holders of the debt securities of such series, except to increase any required percentage of holders set forth in such provision.
      The indenture will provide that we and the trustee may amend the indenture without the consent of any of the holders of the debt securities of any series to:

(1) evidence the succession of another corporation to us in accordance with the provisions of the indenture;

(2) add to our covenants (if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly included solely for the benefit of such series);

(3) surrender any of our rights or powers;

(4) cure any ambiguity or defect, correct or supplement any provision of the indenture which may be inconsistent with any other provisions of the indenture;

(5) add any provisions expressly permitted by, or required to qualify the indenture under, the Trust Indenture Act;

(6) comply with the Trust Indenture Act as then in effect;

(7) evidence and provide for the acceptance of a successor trustee;

(8) add to the rights of the holders of the debt securities;

(9) provide for the issuance of and establish the form or forms and terms and conditions of any series of debt securities as permitted by the indenture;

(10) establish additional events of default for the benefit of the holders of all or any series of debt securities (and if such additional events of default are to be for the benefit of less than all series of debt securities, stating that such additional events of default are expressly being included solely for the benefit of such series); and

(11) conform the indenture to this “Description of Debt Securities” or to the section describing the terms of the debt securities in any prospectus supplement pursuant to which such debt securities are issued, provided that no modification may be made with respect to the matters described in clause (2), (3), (4), (8) or (10) above, if to do so would adversely affect the interests of the holders of any outstanding debt securities.
      A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.
Concerning the Trustee
      JPMorgan Chase Bank, N.A. will be the trustee under the indenture until a successor trustee shall have become such pursuant to the applicable provisions of the indenture. As used in the indenture, “trustee” includes each person who is a trustee under the indenture, and if at any time there is more than one such person, “trustee” as used with respect to the debt securities of any series, will be the trustee with respect to the debt securities of that series.
      We and PBG and our respective subsidiaries or affiliates have and may from time to time in the future have banking relationships with the trustee in the ordinary course of business.
Governing Law
      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION
      Bottling LLC may sell debt securities to one or more underwriters for public offering and sale by them, or may sell debt securities to institutional investors directly, or through agents who solicit or receive offers on our behalf, or through dealers or through a combination of any of these methods of sale. The prospectus supplement with respect to particular debt securities will set forth the terms of the offering of those securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the public offering or purchase price and the proceeds to Bottling LLC from that sale;

•	the expenses of the offering;

•	any discounts and commissions to be allowed or paid to the underwriters, dealers or agents;

•	all other items constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any; and

•	the securities exchanges, if any, on which the debt securities will be listed.
      Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of debt securities, underwriters or agents may be deemed to have received compensation from Bottling LLC in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      Underwriters, dealers and agents who participate in the distribution of debt securities and their controlling persons may be entitled, under agreements that may be entered into with Bottling LLC, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.
      If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any institutional purchaser under those contracts will not be subject to any conditions except:

•	the purchase by that institution of the debt securities covered by the contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject, and

•	if the debt securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the debt securities less the principal amount covered by delayed delivery contracts.
      Each series of offered debt securities will be a new issue of securities with no established trading market. Any underwriters to whom offered debt securities are sold by Bottling LLC for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

      Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.
      The underwriters may from time to time make loans to us and PBG and our respective subsidiaries or affiliates and may perform other services for us and PBG and our respective subsidiaries or affiliates in the normal course of their business, including investment banking, commercial banking and other financial services, for which they may receive customary compensation.
LEGAL MATTERS
      Cravath, Swaine & Moore LLP will issue an opinion concerning the validity of the offered debt securities for Bottling LLC. Any underwriter, dealer or agent will be advised about other legal issues relating to any offering by its own legal counsel.
EXPERTS
      The consolidated financial statements and the related financial statement schedule of Bottling LLC incorporated in this prospectus by reference from Bottling LLC’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of PBG incorporated in this prospectus by reference from the incorporation by reference in Bottling LLC’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements and schedule of Bottling LLC as of December 25, 2004, and for each of the years in the two-year period ended December 25, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of PBG as of December 25, 2004, and for each of the years in the two-year period ended December 25, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$750,000,000

Bottling Group, LLC

5.125% Senior Notes due 2019

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Credit Suisse	Morgan Stanley

Banc of America Securities LLC	Citi

Co-Managers

Deutsche Bank Securities
HSBC
J.P. Morgan
The Williams Capital Group, L.P.

January 14, 2009